EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made as of the 17th day of August, 2016 by and between Plexus Corp., a Wisconsin corporation (“Employer”), and Todd Kelsey, a Wisconsin resident individual (“Employee”).
WHEREAS, Employee is being promoted to President and Chief Executive Officer of Employer, and in furtherance of the foregoing, Employer and the Employee wish to enter into this Agreement in order to set forth the terms of Employee’s employment in connection with that role; and
WHEREAS, Employee is willing to continue to commit himself to serve Employer upon the terms and conditions herein provided; and
WHEREAS, Employer and Employee have agreed to restrict Employee’s ability to disclose confidential information and to compete with Employer with respect to the type of business conducted by Employer and its subsidiaries (collectively, the “Company”); and
WHEREAS, any breach of this Agreement by Employee will cause irreparable injury to Employer; and
WHEREAS, Employee has consulted with and obtained advice from independent legal counsel concerning the terms and conditions of this Agreement, or has had the opportunity to do so which he has declined; and
WHEREAS, in order to effect the foregoing, Employer and Employee wish to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:
1.    Recitals. The recitals set forth above shall constitute and be deemed to be an integral part of this Agreement.
2.    Employment and Acceptance. Employer hereby agrees to promote Employee to the position of President and Chief Executive Officer effective as of September 30, 2016, and employ Employee during the Term (as hereinafter defined) upon the terms and conditions hereinafter set forth. Employee hereby accepts such employment and agrees:
(a)    Except for illness, vacation periods, and reasonable leaves of absence, to devote all of his working time, attention and energy, using his best efforts, to the duties and responsibilities as are customary for an employee holding a like position in a business of like size and nature to that of the Employer, as well as to any other duties and responsibilities that may be mutually agreed upon in writing between Employer and Employee from time to time; provided, however, that Employee shall be permitted to serve as a director of other noncompeting entities and/or as a director and/or officer of a nonprofit or industry association so long as such activities do not interfere with the performance of Employee’s duties hereunder (although any outside directorship of another publicly held company must first be approved by the Nominating and Corporate Governance Committee of the Employer’s Board);
(b)    faithfully to serve and further the interests of Employer in every lawful way, giving honest, diligent, loyal and cooperative service to Employer; and
(c)    to comply with all rules and policies which, from time to time, may be reasonably and uniformly adopted by Employer, including, without limitation, those rules and policies regarding disclosure of information concerning Employer, its business, affairs, plans or customers.
During the Term it shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement.
3.    Base Compensation. As compensation for the services to be performed by Employee under this Agreement, and the noncompetition covenant contained herein, Employer agrees to pay to Employee a base annual salary of $840,000, effective as of September 30, 2016, which will be payable at Employer’s normal payroll intervals, subject to required payroll withholding provisions. Employee shall be eligible for changes in future years consistent with performance and Employer’s evaluation criteria and compensation policies.
4.    Bonus/Incentive Compensation. Employee shall participate in any bonus or incentive compensation plan of Employer on the terms and conditions determined by the Compensation and Leadership Development Committee of Employer, but in a manner not less favorable than other executive officers of Employer.
5.    Employee Benefits. Employee shall receive benefits that are substantially similar to those offered under Employer’s benefit plans and programs for an executive officer, including, without limitation, any medical, life, disability, and vacation plans and programs, as in effect from time to time.
6.    Stock-Based Compensation. Employee shall participate in Employer’s 2016 Omnibus Incentive Plan, or such other long-term incentive plan as may be implemented in the future, consistent with Employee’s position with the Company and in accordance with the terms of such plan.
7.    Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earliest to occur of the following:
(a)    the termination of Employee’s employment for Cause upon ten (10) business day’s prior written notice to Employee;

(b)    Employee’s termination of employment for Good Reason upon ten (10) business day’s prior written notice to Employer;
(c)    Employer’s termination of Employee’s employment without Cause or Employee’s termination without Good Reason upon ninety (90) days’ prior written notice to the other;
(d)    Employee’s death or termination due to Disability.
8.    Cause. The term “Cause” as used herein with respect to the termination of Employee’s employment shall mean:
(a)    A good faith determination by Employer after reasonable investigation that Employee has committed fraud, misappropriation, embezzlement, or theft against or from Employer;
(b)    Employee’s conviction of a felony, or of any other crime that brings discredit to Employer or materially impairs Employee’s ability to perform Employee’s job;
(c)    Employee’s failure to carry out the reasonable directives of Employer or his material duties and responsibilities under this Agreement, after written notice of such failure and a reasonable opportunity to cure; or
(d)    Employee’s material breach of Employee’s obligations of noncompetition or nondisclosure under Sections 14 and 15, respectively, of this Agreement.
9.    The term “Good Reason” as used herein with respect to the termination of Employee’s employment shall mean:
(a)    Material reduction of Employee’s base salary under Section 3, opportunity to receive bonus/incentive compensation under Section 4, or benefits under Section 5, stock-based compensation under Section 6, or other material breach by the Company of its obligations under this Agreement;
(b)    Assignment of Employee to duties inconsistent with and substantially diminished from the responsibilities normally associated with the position specified in Section 2; or
(c)    Relocation of Employee to any location outside the greater metropolitan area where the Company’s headquarters are located.
10.    Disability. The term “Disability” as used herein with respect to the termination of this Agreement shall mean the inability of Employee, as a result of physical or mental incapacity, to substantially perform his duties with Employer with or without accommodation for a period of three consecutive months, provided that further leave cannot be provided as a reasonable accommodation and without undue hardship to the Company.

11.    Separation from Service.
(a)    Employee’s “Separation from Service” shall mean Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with Employer, as determined by Employer in accordance with Treas. Reg. § 1.409A-1(h)(1).
(b)    Unless the context clearly requires otherwise, the phrases “terminates employment,” “termination of employment,” and similar phrases refer to Employee’s Separation from Service.
12.    Compensation Upon Separation from Service.
(a)    In the event that during the Term Employer terminates Employee for Cause (Section 7(a)) or Employee voluntarily resigns without Good Reason (Section 7(c)), or Employee dies or becomes Disabled (Section 7(d)), Employer shall have no further obligation to pay to Employee or provide Employee with either salary or other benefits, except those entitlements (“Accrued Benefits”) that have accrued as of the date of such termination (“Separation Date”) or to which Employee is entitled under any disability insurance or other applicable plan or program. In addition, if such termination occurs due to Employee's death or Disability, all unvested stock options and restricted stock units will automatically vest and any performance stock units will vest pro rata, based upon Employee's length of service during the performance period and based upon actual performance. For any restricted stock units or performance stock units that are subject to Section 409A of the Code, the term Disability, as used in the prior sentence, shall only include a Disability that would qualify as a "disability" as defined under Section 409A of the Code.
(b)    In the event that Employer terminates Employee without Cause or Employee resigns with Good Reason, Employee shall be entitled, in addition to his Accrued Benefits (which for this purpose shall include any VICP bonus for any performance period ending before the Separation Date, to the extent not theretofore paid) and subject to Section 12(c), to the following:

(i)	Employee shall continue to be paid his then current base salary during the two (2) year period beginning on his Separation Date on the Company’s normal payroll dates (the “Separation Period”).

(ii)
Employee shall be paid (x) at the same time as bonuses under the Company’s Variable Incentive Compensation Plan (or successor short-term bonus plan) (the “VICP”) are payable to active employees, the VICP bonus to which he would have been entitled had he remained employed throughout the performance year containing the Separation Date, prorated for the number of days he was employed during such performance year and (y) on each December 15 during the Separation Period, a lump sum payment equal to one hundred percent (100%) of Employee’s target annual VICP bonus award as in effect immediately prior to his Separation Date.

(iii)
During the Separation Period Employer shall continue to make employer contributions and credits (including matching contributions and credits) under all of the Company’s qualified or nonqualified retirement or deferred compensation plans that are account balance plans. For purposes of determining the maximum amount of Employer matching contributions or credits, it shall be assumed that Employee elects to maximize elective deferrals to such plan. In the event that continued employer contributions and/or credits are not permitted under the terms of the plans or by law, the Company shall pay to Employee in a lump sum on each December 15 during the Separation Period the amounts that would have been contributed or credited to the plans for the applicable year in the absence of the prohibition.

(iv)
During the Separation Period Employer shall treat Employee as if he were a continuing employee for purposes of applying the vesting and exercisability provisions of any stock-based awards held by him on the Separation Date and granted more than one year prior to the Separation Date. For the avoidance of doubt, the distribution date of any restricted stock units or performance stock units that are subject to Section 409A of the Code shall be the same "fixed date" distribution date that would have applied had Employee remained a continued employee for the Separation Period.

(v)
During the Separation Period Employee shall be eligible to participate in Employer’s medical, dental, and vision plans, subject to Employee’s payment of any premiums required by such plans at the premium rate applicable from time to time to an active senior executive of Employer with the same level of coverage provided; however, that if such plans by their terms do not permit participation by Employee because of his non-active status, then the Company will instead provide Employee the cost of premium continuation coverage to the extent available.

(vi)
Within 30 days after the Separation Date (or such later time as prescribed by Section 12(c)), Employee shall receive a lump-sum payment of the amount (the “Benefits Amount”) that the Company determines is equal to the value of continued participation (on the same basis as in effect immediately prior to the Separation Date) throughout the Separation Period in all welfare plans and the Employer’s executive reimbursement plan, company car, and other similar plans and arrangements, other than plans and arrangements described in clauses (i) through (v) of this Section 12(b), in which the Employee participated immediately before the Separation Date.

(c)    Notwithstanding anything to the contrary herein, any payment (other than a benefit excludable from Employee’s gross income and other than a benefit that qualifies for the "short-term deferral" exception under Section 409A) that under Section 12(b) would otherwise be scheduled to be paid before the six-month anniversary of the Separation Date shall instead be made on the Company’s first regular payroll date on or after the six-month anniversary of the Separation Date, unless Employee is not at such time a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(i).
(d)    The amounts payable pursuant to this Section 12 shall be in lieu of any other severance benefits during the Term or at the end of the Term, provided however, that in the event of a separation where severance benefits are payable to Employee under the Change in Control Agreement previously executed by Employee and the total amount of severance benefits pursuant to Sections 5.2, 5.3 and 5.5 of such Change in Control Agreement are greater than the total amount of benefits payable pursuant to this Section 12 (excluding Accrued Benefits and the value of any stock-based awards under Section 12(b)(iv) to the extent such awards would vest pursuant to the terms of the applicable plan or agreement and not solely due to the provisions of Section 12(b)(iv) above), the Employee shall be entitled to the benefits under the Change in Control Agreement in lieu of this Agreement. Employee understands and agrees that the Company’s obligation to provide the severance pay and benefits in Section 12(b) above is contingent upon Employee’s compliance with all post-termination obligations under this Agreement and the Employee’s execution of a release and severance agreement in favor of the Company in the form (and inclusive of the terms) then used by the Company for such purposes. The executed release must be returned to the Company no later than the sixtieth (60th) day following the Employee’s termination; provided, that, if the sixty (60)-day period (together with any applicable consideration and revocation periods) begins in one (1) calendar year and ends in a second calendar year, then regardless of the date on which the release is actually executed, the severance benefits will be paid in such second calendar year no later than ten (10) days after the last day of such sixty (60)-day period (or, if later, upon the expiration of the applicable consideration and revocation periods).
13.    Non-Competition.
(a)    The parties agree and acknowledge that the Company’s profitability, reputation and competitive position in the marketplace depend, in part, on the development and use of highly proprietary knowledge and confidential information and continued amicable relations with the Company's suppliers and customers. Employee agrees that, for two years following the end of his employment with the Company, he will not cause, request, solicit, or advise any active suppliers or customers of the Company or for two years thereafter, to curtail or cancel their business with the Company, other than in the ordinary course of business. Active suppliers and customers are those with whom the Company has done business in the two year period prior to the end of Employee’s termination and at that time are either active suppliers or customers or have a reasonable likelihood of doing business with the Company in the two year restrictive period.

(b)    Employee agrees that during Employee’s employment with Employer and for a period of two years thereafter (with respect to which Employee may be receiving payment under Section 12, as applicable), the Employee will not:

(i)	Render services, either directly or indirectly, to any Competitor in connection with the development, marketing, promotion, distribution, sale, or licensing of any Competitive Services; or

(ii)
Engage, either directly or indirectly, either on behalf of the Employee or as a representative, agent, employee, officer, director, trustee, stockholder or partner, joint venturer or investor, in the development, marketing, promotion, distribution, sale, or licensing of any Competitive Services.

(iii)	The capitalized terms used in this Section 13(b) shall have the meanings as follows:

(A)	“Business” shall mean the business and operations of the Company.

(B)
“Competitive Services” shall mean a service or product, developed, marketed, distributed or provided by a Competitor, which is the same as or is directly competitive with a service or product constituting a part of the Business and with respect to which the Employee has acquired confidential information by reason of the Employee’s position and duties with the Company.

(C)
“Competitor” shall mean (a) any person engaged in, or about to become engaged in, the development, marketing, distribution or provision of any Competitive Service on behalf of other parties, and (b) any customer of the Company, as of the date of this Agreement or during the Term, which begins to perform for itself services previously provided by the Company.

(iv)
The parties acknowledge with regard to the restrictions in 13(b)(i) and (ii) above that there is a need for a broad geographic scope given the unique nature of Employee’s position and access to and knowledge of the Company’s most critical confidential and proprietary information, which requires a restriction from Employee providing competitive services to a Competitor anywhere in the world.

(v)	Nothing in Section 13(b) shall prohibit the Employee from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in this Section, provided that: (A) the Employee is not an officer, director or employee of, or consultant to, such corporation or business enterprise; (B) such securities are held by the Employee for investment purposes only and represent less than five percent (5%) of the total voting power and of the total equity interests of such corporation or business enterprise; and (C) such securities are listed on a national securities exchange or are regularly quoted in the over-the-counter market by one or more members of the National Association of Securities Dealers.

(vi)
It shall not be deemed a violation of this Section 13(b) if the Employee accepts employment with a business entity which is diversified and made up of separate divisions in which, as to parts of its business, is not a Competitor, provided that Employer shall be furnished prior to such employment definitive written assurances satisfactory to it, separately from the Employee and such business entity, that the Employee will not be expected, required or permitted to, and in fact does not, render services directly or indirectly to a division or a part of such business entity which division or part is a Competitor.

(c)    The parties agree that the profitability and reputation of Employer also depend on employment relationships with its employees. Employee agrees that he will not cause, request, or advise any employees of Employer during the Term to terminate or curtail their employment with the Company during the Term (except for performance related terminations in accordance with Employer standards, in consultation with Employer’s Human Resources Department) and for two years after the Term.
(d)    During the Term, Employee shall not be an officer or employee of any other business entity without Employer’s prior written consent, except as otherwise permitted herein.
14.    Confidentiality. Employee recognizes that as a key member of the staff of Employer, Employee occupies a position of trust with respect to confidential and proprietary business information (“Confidential Information”), which is the property of the Company, and which was imparted to or developed by Employee from time to time in the course of Employee’s duties. “Confidential Information” refers to all nonpublic proprietary information and materials that relate to or arise from Company’s business and includes, without limitation, test programs and systems related to inventory control or any other aspect of the business of the Company, patents and patent applications, copyrights or copyright applications, inventions and improvements whether patentable or not, Company's sales and service methodology and techniques, customer lists, prospect lists, customer proposals, quotations for services, customer contracts, findings as to a customer’s or prospect’s needs, product specifications, manufacturing processes and methods, financial reports and analyses, cost and pricing data, cost and pricing structures, financial arrangements, sales plans, distribution plans, pricing information (except for standard pricing information Company distributes or makes available to all customers and prospects), business plans, strategic plans, capital plans, marketing plans, training methods and programs, computer passwords, and business research and development. Confidential Information shall not include any information that is in the public domain by means other than disclosure by Employee.
(a)    In connection with the protection of the Company’s Confidential Information, Employee, agrees that:

(i)
all of the Confidential Information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to the custody of Employee and Employee further acknowledges that all Confidential Information (to which Employee will have access or of which Employee will learn during the Employee’s employment) will be disclosed to Employee solely by virtue of the Employee’s employment with Company and solely for the purpose of assisting Employee in performing Employee’s duties for Company; and

(ii)
as to any Confidential Information constituting a trade secret under applicable law, Employee agrees that Employee will not, for so long as the item qualifies as a trade secret, use or disclose (or cause to be used or disclosed) such Confidential Information, except to the extent necessary in executing Employee’s duties for Company; and, as to all other Confidential Information (i.e., Confidential Information that does not constitute a trade secret), Employee agrees that Employee will not, either during the course of Employee’s employment with Company or for two years following the termination of Employee's employment, use or disclose (or cause to be used or disclosed) such Confidential Information except to the extent necessary in executing Employee’s duties for Company; and

(iii)
immediately upon termination of Employee’s employment with the Company, Employee will return to Company all Company property including, but not limited to, electronically stored copies of Confidential Information as well as any and all documents, records, notebooks, computer disks, computers, hard-drives and any other property or tools that: (1) were provided to Employee by Company, (2) Employee received or obtained by virtue of his or her employment with Company, or (3) were generated by Employee in performing his or her duties for Company; further, Employee will not retain any Company property including, but not limited to, electronically stored copies of any Company documents, files, or information and to the extent Employee has saved an electronic copy of any Company document, file, or information on a personally owned computer or storage device,

Employee shall allow Company to access the computer or device for the purpose of locating and removing the item.
(b)    Employee is hereby advised that he may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of the law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  Additionally, in the event Employee files a lawsuit against the Company for retaliation by the Company against Employee for reporting a suspected violation of law, Employee has the right to provide trade secret information to Employee's attorney and use the trade secret information in the court proceeding, although Employee must file any document containing the trade secret under seal and Employee may not disclose the trade secret, except pursuant to court order.
15.    Inventions and Creations.

(a)    Inventions. For purposes of this section, “Inventions” means all inventions, discoveries, developments, improvements, works, ideas, and other contributions, whether or not patented or patentable or otherwise protectable in law, which are or were conceived, made, developed or acquired by Employee, either individually or jointly, during Employee’s employment with the Company and which relate in any manner to Employee’s work, the business of the Company, or fields to which the business of the Company may reasonably extend. Employee agrees that all Inventions belong to the Company. Employee agrees to and does hereby assign and transfer to the Company Employee’s entire right, title, and interest in and to all Inventions. Employee further agrees to promptly and fully disclose all Inventions to the Company in writing if requested by the Company and to execute and deliver any and all lawful applications, assignments, and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company will have the full and sole power to prosecute such applications and to take all other actions concerning the Inventions, and Employee agrees to cooperate fully, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions.
(b)    Creations. For purposes of this section, “Creations” means all means all manuscripts, programs, writings, pictorial materials, and other creations created by the Employee, either individually or jointly, during his employment with the Company and which relate to the business of the Company. Employee agrees to and does hereby assign, convey, and transfer to the Company all Creations during his employment with the Company. The Company will have the full right to seek and procure copyrights on the Creations, and Employee will cooperate fully, at the expense of the Company, in securing copyrights and in any legal actions and proceedings concerning the Creations.
(c)    Presumption of Ownership. Without diminishing any rights granted to the Company in the provisions above, if an Invention is described in a patent application or is disclosed to third parties by Employee within twelve (12) months after Employee leaves the employ of the

Company, or if a Creation is published or is disclosed to third parties by Employee within twelve (12) months after Employee leaves the employ of the Company, Employee agrees that it is to be presumed that the Invention or the Creation was conceived, made, developed, acquired, or created by Employee during the period of Employee’s employment by the Company, and the Invention or Creation will belong to the Company, as applicable. For purposes of clarity, this Section 15 shall not apply to any Invention or Creation for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Invention or Creation relates (1) to the business of the Company, or (2) to the actual or demonstrably anticipated research or development of the Company, or (ii) the Invention or Creation results from work performed by Employee for the Company.
16.    Remedies. In addition to other remedies provided by law or equity, upon a breach by Employee of any of the covenants contained in Sections 13 and 14 above, Employer shall be entitled to seek an injunction against Employee prohibiting any further breach of the covenants contained herein. The parties agree that it is impossible to measure in money the damages that may accrue to the Company by reason of Employee’s failure to perform any of his obligations under this Agreement. Therefore, in the event of any controversy concerning rights or obligations under this Agreement, such rights or obligations may be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages or such other relief as the Company may elect to pursue. Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which the Company may have.
17.    Assignment. The rights, duties and obligations hereunder may not be assigned or delegated by either party without the other’s written consent.
18.    Other Obligations. The obligations and restrictions set forth in this Agreement are in addition to and not in lieu of any obligations or restrictions imposed upon Employee under any other law or statute including, but not limited to, any obligations Employee may owe under any law governing trade secrets, any common law duty of loyalty, or any fiduciary duty. No time or geographic restriction provided above shall affect the availability or scope of protection afforded to Company’s trade secrets.
19.    Binding Effect. Employee agrees that this Agreement shall inure to the benefit of and shall be enforceable by Company as well as its successors, its assigns, and any purchaser of its assets. Employee hereby consents to the assignment of this Agreement to any such person or entity.
20.    Notice. Any notice (including notice of change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be made as provided in the Purchase Agreement.
21.    Waiver. The failure to enforce any provision of this Agreement by either party shall not operate or be construed as a waiver of any provision or obligation of either party.
22.    Invalidity of Any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable,

such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.
23.    Prior Breach and Waiver. Neither Company’s prior breach of this Agreement nor Company’s prior breach of any other obligation owed to Employee shall release Employee from his or her obligations under this Agreement nor shall it preclude Company from seeking enforcement of this Agreement through an injunction or from seeking damages related to the breach of this Agreement. Any waiver of any term of this Agreement shall not be considered a waiver of any other term of this Agreement.
24.    Section 409A. This Agreement shall be interpreted and administered in accordance with Section 409A of the Code. If Employee or the Company determines that any provision of the Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid adverse tax consequences to Employee under Section 409A of the Code. No provision of the Agreement shall be interpreted to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company.
25.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.
26.    Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.
27.    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
28.    Reasonableness of Restrictions. EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT COUNSEL, HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY EMPLOYER IS FAIR AND REASONABLE AND FURTHER AGREES THAT THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.
29.    Amendment. This Agreement may be further amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
30.    Entire Agreement. This Agreement, together with the Change in Control Agreement previously executed by Employee and the other documents and materials referred to herein or therein (collectively, the “Effective Agreements”), constitute the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. The Effective Agreements supersede all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PLEXUS CORP.

By:    /s/ Angelo Ninivaggi
Angelo Ninivaggi
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

EMPLOYEE:

/s/ Todd Kelsey
Todd Kelsey